Valmont Reports First Quarter Results

First Quarter Highlights:

•	Record first quarter sales, operating income and net earnings.
•	Operating income rose 42% and net earnings increased 43% on a 12% increase in sales.
•	Operating income as a percent of sales increased 2 percentage points to 9.8%.
•	Sales and operating income improvement in every segment.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services and tubular products, reported sales for the first quarter of $340.7 million compared with $303.6 million for the same period of 2006. First quarter 2007 net earnings were $18.7 million, or 72 cents per diluted share, versus the first quarter record net earnings of 2006 of $13.1 million, or 52 cents per diluted share.

First Quarter Review:

“Favorable conditions in most of our markets and steady progress on our company-wide performance initiatives led to strong sales and earnings gains for the quarter,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “We are off to a good start in 2007, and have a positive outlook for the rest of the year.

“Sales in the Engineered Support Structures Segment reflected the strong demand in both North American and international markets.

“Utility Support Structures sales were very strong, responding to the expanding investment in the electrical transmission grid by utility companies.

“Gains in Coatings Segment sales reflect improved demand and increased pricing to recover higher zinc costs than last year.

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“In the Irrigation Segment, North American sales were up slightly. International sales gains were the result of higher grain prices and new business in emerging markets.

“Sales in the Tubing Segment improved as customers replenished inventories anticipating higher steel prices and due to higher sales demand from agricultural equipment manufacturers.

“The key drivers behind the 42% increase in operating income were increased volumes and associated operating leverage, and better pricing.”

First Quarter Summary - Infrastructure Markets: (66% of 1st Quarter Net Sales)

Engineered Support Structures Segment (34% of 1st Quarter Net Sales)

Structures and specialty structures for lighting and traffic, wireless communication and overhead signs, worldwide. Includes utility support structures outside of North America.

Sales were $125.2 million, an increase of 8% from first quarter 2006 levels. In North America, sales increased primarily due to higher demand from the commercial construction markets. Sales related to highway funding programs, while significant, are ramping up at a slower rate than expected. Since funding levels for the current highway bill in the U.S. are higher than prior bills, the Company expects sales to increase accordingly over time. North American specialty structures sales were lower due to weather related shipment delays. In international markets, sales improved primarily due to strong demand in China for utility and wireless communication structures.

Segment operating income increased 24% to $8.7 million, and was 6.9% of segment sales. The improvement in operating profits was due to a strong performance in China and better results in North America. North American results were impacted by continued poor performance in North American specialty structures.

Utility Support Structures Segment (24% of 1st Quarter Net Sales)

Steel and concrete structures for electric power delivery in North America.

Sales increased 22% to $80.5 million compared with $66.2 million in 2006. The improvement in sales reflects increased utility investment in transmission structures for electrical power delivery. Utility investment in the electric transmission grid has grown since the passage of the U.S. energy bill in June 2005. Provisions in the bill support utility spending to improve reliability and promote greater interconnectivity between utilities.

Operating income increased 20% to $9.6 million and was 11.9% of segment sales. The increase in operating income was mostly due to higher volumes. Operating income was negatively impacted by several days of shut-downs in key plants due to winter weather conditions.

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Coatings Segment (8% of 1st Quarter Net Sales)

Hot-dip galvanizing and other coatings services to protect against corrosion of steel and aluminum in North American markets.

Sales of $33.6 million were 33% above last year’s $25.3 million. The sales increase reflects higher pricing to recover zinc costs above last year’s first quarter levels. Additionally, improved conditions in the industrial economy and strong internal demand drove sales increases.

Segment operating income more than doubled to $5.2 million, or 15.5% of segment sales. The improvement in operating income reflects improved pricing compared to the first quarter of 2006, when zinc costs were rising faster than price actions to recover costs.

First Quarter Summary - Agricultural Markets: (33% of 1st Quarter Net Sales)

Irrigation Segment (27% of 1st Quarter Net Sales)

Center pivot and linear move mechanized irrigation equipment and related service parts for agriculture in global markets.

Sales improved 7% to $93.0 million compared with $86.9 million in 2006. In North America, order flow lagged expectations early in the quarter and sales increased only marginally. Late in the quarter, Valmont ran a special sales promotion. In response to this initiative, order flow and sales improved and the Company entered the second quarter with strong order flow and a larger backlog than last year.

In international markets, sales increased both in traditional and emerging markets for mechanized irrigation equipment. Higher grain prices in global markets and increased concern about water availability for irrigation are the primary drivers for growth in the market worldwide.

Segment operating income increased 10% to $12.3 million and was 13.2% of segment sales. The improved operating income was the result of manufacturing leverage on increased volumes.

Tubing Segment (6% of 1st Quarter Net Sales)

Custom steel tubing for mechanical and structural applications.

Sales were 11% higher at $26.0 million. At the end of 2006, many customers lowered inventories in anticipation of lower steel prices in 2007. When steel costs started to increase in the first quarter, demand rose. Demand was especially strong from agricultural equipment manufacturers driven by the increased need for grain handling and storage.

Segment operating income increased 25% to $4.5 million as a result of higher volumes and a favorable sales mix, and was 17.4% of segment sales.

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2007 Outlook:

“We are expecting solid results in 2007, Mr. Bay said, “We are off to a strong start with good order flow and backlogs in most of our businesses and positive market trends.

“In light of the strong start to the year, we expect high single digit revenue increases over last year, and about a one percentage point improvement in operating income as a percent of sales for the year.

“We have had good success in growing our structural business in China. Our new plant in southern China is performing well. Based on the outlook for continued strong infrastructure development in China, Valmont’s board has approved the construction of a third plant in China, which should start operations during the second half of 2008.

“We believe our current businesses offer excellent platforms for growth going forward. Many opportunities remain for us to leverage our products, markets and capabilities around the world. Our core businesses have excellent fundamentals and continue to offer good returns on invested capital. We will maintain our focus on improving operating income as a percent of sales and on return on invested capital in 2007.”

An audio discussion of Valmont’s first quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 2633727 or via the Internet at 8:00 a.m. April 19, 2007 CDT, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#:2633727 beginning April 19, 2007 at 10:00 a.m. CDT through 12:00 p.m. CST on April 26, 2007.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

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This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	First Quarter
	13 Weeks Ended
	31-Mar-07	1-Apr-06
Net sales	$ 340,682	$ 303,625
Cost of sales	251,915	227,932
Gross profit	88,767	75,693
Selling, general and administrative expenses	55,353	52,116
Operating income	33,414	23,577
Other income (expense)
Interest expense	(4,285)	(4,148)
Interest income	630	553
Miscellaneous	(279)	897
	(3,934)	(2,698)
Earnings before income taxes, minority
interest, and equity in earnings of
nonconsolidated subsidiaries	29,480	20,879
Income tax expense	10,310	7,671
Earnings before minority interest, equity in
earnings of nonconsolidated
subsidiaries	19,170	13,208
Minority interest	(212)	(168)
Earnings (losses) in nonconsolidated subsidiaries	(230)	45
Net earnings	$ 18,728	$ 13,085

Average shares outstanding (000's) - Basic	25,429	24,620
Earnings per share - Basic	$ 0.74	$ 0.53

Average shares outstanding (000's) - Diluted	25,970	25,330
Earnings per share - Diluted	$ 0.72	$ 0.52

Cash dividends per share	$ 0.095	$ 0.085

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	First Quarter
	13 Weeks Ended
	31-Mar-07	1-Apr-06

Net sales
Engineered Support Structures	$ 125,242	$ 115,539
Utility Support Structures	80,481	66,210
Coatings	33,639	25,308
Infrastructure products	239,362	207,057

Irrigation	92,916	86,871
Tubing	26,005	23,465
Agriculture products	118,921	110,336

Other	5,505	4,376
Less: Intersegment sales	(23,106)	(18,144)
Total	$ 340,682	$ 303,625

Operating Income
Engineered Support Structures	$ 8,680	$ 7,004
Utility Support Structures	9,551	7,959
Coatings	5,204	2,380
Infrastructure products	23,435	17,343

Irrigation	12,245	11,277
Tubing	4,528	3,623
Agriculture products	16,773	14,900

Other	15	(659)
Corporate	(6,809)	(8,007)
Total	$ 33,414	$ 23,577

Valmont has aggregated its business segments into five reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide and certain international utility businesses.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing and other coating services in North America.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

Tubing: This segment consists of the manufacture of steel tubular products in North America.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include machine tool accessories and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	31-Mar-07	1-Apr-06
ASSETS
Current assets:
Cash and cash equivalents	$ 42,309	$ 36,005
Accounts receivable, net	228,848	195,504
Inventories	210,556	172,869
Prepaid expenses	13,751	10,238
Refundable and deferred income taxes	17,125	14,606
Total current assets	512,589	429,222
Property, plant and equipment, net	206,774	193,193
Goodwill and other assets	193,096	198,693
	$ 912,459	$ 821,108

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 19,921	$ 15,306
Notes payable to banks	13,694	4,226
Accounts payable	115,569	103,230
Accrued expenses	71,327	63,018
Dividend payable	2,444	2,125
Total current liabilities	222,955	187,905
Long-term debt, excluding current installments	198,139	214,103
Other long-term liabilities	69,200	73,846
Shareholders' equity	422,165	345,254
	$ 912,459	$ 821,108